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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Supervisory Board
DaimlerChrysler AG:

We consent to the use of our report dated February 21, 2005, with respect to the consolidated balance sheets of DaimlerChrysler AG and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to the change in DaimlerChrysler's method of accounting for stock-based compensation in 2003 and DaimlerChrysler's adoption of FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities -- an interpretation of ARB No. 51," in 2003 and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," in 2002.

                                         /s/ KPMG Deutsche Treuhand-Gesellschaft
                             Aktiengesellschaft Wirtschaftspruefungsgesellschaft

Stuttgart, Germany
March 23, 2005